Exhibit 99.1

Press Release
www.shire.com

Shire to acquire ViroPharma in strategic move to strengthen rare disease portfolio; will augment already strong growth prospects
Earnings accretive, revenue growth-enhancing acquisition

Dublin, Ireland and Exton, PA, US – November 11, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) and ViroPharma Incorporated (NASDAQ: VPHM) today announce that their Boards of Directors have unanimously approved, and the companies have entered into, a merger agreement pursuant to which Shire will acquire all the outstanding shares of the rare disease company ViroPharma for $50 per share in cash, for a total consideration of approximately $4.2 billion.  The $50 per share price in the transaction represents a 27% premium to ViroPharma's closing share price on Friday, November 8, 2013, the last trading day prior to announcement, and a 64% premium to ViroPharma's unaffected share price of $30.47 on September 12, 2013.

ViroPharma is a high growth, rare disease biopharmaceutical company, whose commercial product CINRYZE® (C1 esterase inhibitor [human]), is a leading brand for the prophylactic treatment of Hereditary Angioedema (HAE).

Shire transaction highlights

•	Excellent strategic fit

•	Expands rare disease portfolio which Shire is strategically committed to strengthen

•	Adds CINRYZE, with growing sales in the prophylactic treatment of HAE, which complements Shire’s FIRAZYR® (icatibant injection)

•	Enhances Shire’s short and long term revenue growth profile

•	Expected annual cost synergies of approximately $150 million by 2015, over and above the improved operating leverage already being driven by the ongoing One Shire reorganization

•	Immediately accretive to Shire’s Non GAAP EPS following completion and enhances earnings growth profile

•	Shire expects transaction to deliver ROIC in excess of its weighted average cost of capital

•	Acquisition to be effected by a tender offer and funded from Shire’s cash resources and existing and new bank facilities

•	Conference call for investors today (details below)

Shire Chief Executive Officer, Flemming Ornskov MD comments:

“The acquisition of ViroPharma will immediately benefit Shire and is entirely consistent with our clear strategic objective of strengthening our rare disease portfolio.  It brings us a new growth driving product which augments our already strong growth prospects.

Shire is uniquely positioned to drive the continued success of CINRYZE for the benefit of patients through our knowledge of the rare disease space, our international infrastructure and our biologics manufacturing expertise.

Shire is also excited by the prospect of being able to offer two complementary treatments, FIRAZYR for the treatment of acute HAE attacks and CINRYZE for prophylactic treatment of patients suffering from HAE. Shire’s priority will be to ensure CINRYZE patients continue to enjoy high standards of service.

Shire has conducted a thorough and collaborative due diligence process over the last few months and, following completion of the transaction, the integration process will be focused on delivering value to all stakeholders. This acquisition is expected to create a $2 billion(1) rare disease revenue base and delivers further strong growth prospects.”

Vincent J. Milano, ViroPharma’s Chief Executive Officer stated:

“We are pleased to announce our merger with Shire, which like ViroPharma, is focused on developing products for patients suffering from rare diseases.

After thoroughly evaluating our strategic options we determined that this transaction is in the best interests of ViroPharma, our shareholders and our patients.

By joining with Shire, ViroPharma will become part of a larger, more diverse biopharmaceutical company and will benefit from Shire’s innovation, scale and global reach.  We will have access to resources to expand product distribution, giving us a platform to provide our crucial therapies, such as CINRYZE, to more patients than ever before.  We look forward to working with Shire’s team and to being part of an even stronger, more geographically diverse organization.”

Further information on ViroPharma

ViroPharma is a leading rare disease company with CINRYZE, a high growth product for prophylactic treatment of HAE, as well as a number of other marketed products and a pipeline of product candidates in the rare disease space. ViroPharma generated total worldwide net revenues of $428 million in 2012. Total worldwide net revenues are forecast by ViroPharma to be in the range of $445 million to $465 million in 2013.

Further information on CINRYZE

In the United States, CINRYZE is indicated for routine prophylaxis against HAE attacks in adolescent and adult patients.

HAE is a rare genetic disease characterized by recurrent sudden attacks of swelling of the skin or the mucous membranes which can be disfiguring, painful and potentially life-threatening in the case of laryngeal attacks. Shire believes that of the approximately 8,000 patients in the U.S. with HAE, the disease is only actively managed in about 3,500 patients.

CINRYZE was approved with orphan drug designation in October 2008 and has grown rapidly since launch in 2009 to generate revenues of $321 million in the U.S. in 2012. On October 31, 2013, ViroPharma forecasted CINRYZE net revenues in North America in 2013 to be between $395 million and $405 million.

Shire believes there is a significant opportunity for future revenue growth, in both the U.S. and ex-U.S. markets, as new HAE patients are identified and treated and additional physicians gain experience with this important therapy. Current consensus estimates(1) for global CINRYZE sales forecast strong revenue growth in the coming  years.  CINRYZE has US orphan drug exclusivity which expires in 2015 and US biologics data exclusivity until 2020.

With CINRYZE in its portfolio, Shire will be able to offer broader outreach to HAE patients and a continuum of care alongside FIRAZYR.

Additional value from ViroPharma’s other marketed products and pipeline

ViroPharma’s portfolio of marketed products also includes PLENADREN® (hydrocortisone modified release) and BUCCOLAM® (midazolam oromucosal solution), both recently launched in major European countries.  PLENADREN is a product for adrenal insufficiency in adults.  BUCCOLAM treats prolonged seizures in infants, children and adolescents.

The acquisition also brings ViroPharma’s pipeline products to Shire, including two phase 2 products being investigated for infectious diseases: Maribavir (for the treatment of cytomegalovirus infection in transplant patients) and VP20621 (for the prevention of recurrent Clostridium difficile infection).  Also in the ViroPharma pipeline are VP-20629 for Friedreich’s Ataxia, currently in phase 1, and an option to acquire Meritage Pharma, which is conducting phase 2 trials with oral budesonide for the treatment of eosinophilic esophagitis. ViroPharma has also sponsored or supported programs to examine potential new indications for CINRYZE in Autoimmune Hemolytic Anemia, Antibody-Mediated Rejection post renal transplantation and Neuromyelitis Optica.

Shire will review these programs as part of its regular pipeline review process to ensure that Shire’s R&D resources are appropriately deployed to those projects that are both strategically relevant to Shire’s commercial focus and have the greatest potential for success.

Financial benefit to Shire

Shire expects the addition of CINRYZE to its Rare Disease Business Unit to create a growing $2 billion revenue business(1) in 2014 which will represent approximately 40% of Shire’s total product sales on a pro forma basis. The acquisition of ViroPharma is expected to enhance Shire’s revenue growth profile in both the short and long term.

Related to the acquisition, Shire estimates that it will realize approximately $150 million of annual cost synergies across the business by 2015, over and above the improved operating leverage already being driven by the ongoing One Shire reorganization.

Following completion, Shire expects that the acquisition of ViroPharma will be accretive to Shire’s Non GAAP EPS immediately and in the longer term. Shire also expects that the transaction will deliver ROIC in excess of its weighted average cost of capital.

Financing

Shire has secured a $2.6 billion fully underwritten short term bank facility, which, in addition to Shire’s cash and cash equivalents and its existing $1.2 billion revolving credit facility, is available to finance the transaction, pay fees and expenses related to the transaction and repay Shire’s existing $1.1 billion convertible bond at its maturity in May 2014 if required. Shire plans to refinance a portion of the short term bank facility through new debt issuances and the use of ViroPharma’s cash and short term investments.

Share Buy-back program

Following the announcement of this transaction, Shire intends to terminate its share buyback program. Shire’s Board of Directors will continue to review Shire’s capital structure on an ongoing basis.

Closing

The acquisition is structured as an all cash tender offer for all the outstanding shares of ViroPharma common stock at a price of $50 per share followed by a merger in which each remaining untendered share of ViroPharma common stock would be converted into the same $50 cash per share consideration as in the tender offer.

Closing of the transaction is subject to customary conditions, including the tender of a majority of the outstanding ViroPharma shares and the receipt of regulatory clearances. Pending anti-trust authority clearances, it is anticipated that the transaction will close in the last quarter of 2013, the first quarter of 2014 or as soon as possible thereafter. The tender offer is not subject to a financing contingency.

Lazard and Morgan Stanley are acting as joint financial advisors to Shire.
Goldman, Sachs & Co. is acting as financial advisor to ViroPharma. Davis Polk & Wardwell LLP is acting as legal advisor to Shire and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to ViroPharma.

Conference Call with Shire CEO and CFO

Live conference call for investors:

Flemming Ornskov, MD, Chief Executive Officer and Graham Hetherington, Chief Financial Officer will host the investor and analyst conference call today (Monday 11 November 2013) at 08:30am GMT/03:30am EDT.

The details of the conference call are as follows:

UK dial in:	08082370030 or 02031394830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here
Password/Conf ID:	30849732#
Live Webcast:	Register here for the live webcast

Replay:

A replay of the presentation will be available for two weeks by phone and by webcast for three months.  The details of the replay are below:

Playback number:	+44 (0)20 3426 2807
Playback UK toll free number:	0808 237 0026
Password/Conf ID:	643242#
Webcast replay	Click here

For further information please contact:

Investor Relations
For Shire: Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
For ViroPharma: Robert A. Doody	Robert.doody@viropharma.com	+1 610 321 6290

Media
For Shire: Jessica Mann	jmann@shire.com	+44 1256 894 280
Gwen Fisher	gfisher@shire.com	+1 484 595 9836
For ViroPharma: Paul Caminiti Robin Weinberg Michael Henson	caminiti@sardverb.com rweinberg@sardverb.com mhenson@sardverb.com	+1 212 687 8080 +1 212 687 8080 +44 20 3178 8914

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Shire’s strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

Shire provides treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

About Hereditary Angioedema

HAE is a rare genetic disease caused by low levels or a dysfunction of C1 esterase inhibitor (C1-INH). Reduced C1-INH activity can lead to elevated plasma levels of bradykinin, which is thought to be responsible for HAE symptoms.

HAE is characterized by recurrent sudden attacks of edema (swelling) of the skin (hands, arms, feet, legs, thighs, face, genitals) or the mucous membranes (gastrointestinal tract, larynx or voicebox). The swelling can be disfiguring and painful, especially in case of abdominal attacks. Laryngeal attacks are potentially life-threatening due to the risk of suffocation. Unlike angioedema caused by allergic reactions, signs and symptoms such as hives and itching do not occur in HAE. Signs and symptoms of HAE do not respond to standard treatments for allergic angioedema such as epinephrine, corticosteroids, and antihistamines.

About FIRAZYR

FIRAZYR is currently approved in 41 countries worldwide, including the countries of the European Union and the United States for the treatment of acute attacks of HAE in adults.

After injection training, patients may self-administer FIRAZYR.  Most patients respond to a single dose of FIRAZYR.  If response is inadequate or if symptoms recur, up to 2 additional doses may be administered within a 24 hour period at intervals of at least 6 hours.

Important Safety Information

Because laryngeal attacks may be fatal, patients with laryngeal symptoms should administer FIRAZYR and immediately seek medical attention. The most commonly reported adverse reactions were injection site reactions, which occurred in almost all patients (97%) in clinical trials. These most frequently included redness and swelling. Other common adverse reactions reported in at least 1% of patients included fever, transaminase increase, dizziness, and rash.

Full U.S. prescribing information for FIRAZYR is available at www.FIRAZYR.com. For more information about HAE visit www.haea.org. Prescribing information may differ between countries. Please consult your local prescribing information.

About ViroPharma

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options.

ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, cytomegalovirus (CMV), Friedreich's Ataxia, eosinophilic esophagitis (EoE) and adrenal insufficiency. ViroPharma’s goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals it serves. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, adrenal insufficiency and C. difficile-associated diarrhea (CDAD). For full U.S. prescribing information on ViroPharma’s products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of ViroPharma’s web site, www.viropharma.com. ViroPharma encourages investors to consult these sections for more information on ViroPharma and its business.

About CINRYZE (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product.  In the U.S., Cinryze is approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE.   In the E.U., the product is approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with HAE, and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of HAE, who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. Cinryze is for intravenous use only.

Severe hypersensitivity reactions to Cinryze may occur.  Thrombotic events have occurred in patients receiving Cinryze, and in patients receiving off-label high dose C1 inhibitor therapy.  Monitor patients with known risk factors for thrombotic events.  With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions in clinical trials associated with Cinryze were rash, headache, nausea, erythema, phlebitis and local reactions at the injection site.  Adverse events of sinusitis and upper respiratory infection also were observed in clinical trials.  No drug-related serious adverse events were reported in clinical trials.

Please visit http://www.viropharma.com/products/cinryze.aspx for the full U.S. Prescribing Information; the prescribing information for other countries can be found at www.viropharma.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell ViroPharma common stock. The offer to buy ViroPharma common stock will only be made pursuant to a tender offer statement (including the offer to purchase, letter of transmittal and other related tender offer materials). Investors and security holders are urged to read both the tender offer statement (which will be filed by Shire Pharmaceutical Holdings Ireland Limited (SPHIL) and a subsidiary of SPHIL with the U.S. Securities and Exchange Commission (SEC) and the solicitation/recommendation statement on Schedule 14d-9 with respect to the tender offer (which will be filed by ViroPharma with the SEC) when they become available because they will contain important information, including the terms and conditions of the offer.  Investors and security holders may obtain a free copy of these materials (when available) and other documents filed by SPHIL and ViroPharma with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, and the solicitation/recommendation statement, may also be obtained (when available) for free by contacting Shire Investor Relations, at the contact information listed below.  ViroPharma also will provide a copy of these materials without charge on its website at www.viropharma.com under the “Investors” section.

Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.

Footnotes
(1)
Based on the most recent consensus estimates compiled by Consensus Forecast Ltd, as of the date of this release, of combined net revenues for Elaprase, Firazyr, Replagal and VPRIV for the year ending December 31, 2013, available on Shire’s website (http://www.shire.com/shireplc/en/investors/forecasts) and FactSet consensus forecasts (downloaded November 4, 2013) for ViroPharma and for the year ending December 31, 2014 for Shire.

SHIRE FORWARD - LOOKING STATEMENTS

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues and earnings;

•
Shire relies on a single source for manufacture of certain of its products and a disruption to the supply chain for those products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis;

•
Shire uses third party manufacturers to manufacture many of its products and is reliant upon third party contractors for certain goods and services, and any inability of these third party manufacturers to manufacture products, or any failure of these third party contractors to provide these goods and services, in each case in accordance with its respective contractual obligations, could adversely affect Shire’s ability to manage its manufacturing processes or to operate its business;

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies and regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire 's ability to sell or market products profitably and fluctuations in buying or distribution patterns by such customers could adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•	Shire’s proposed acquisition of ViroPharma may not be consummated due to the occurrence of an event, change or other circumstances that gives rise to the termination of the merger agreement;

•
a governmental or regulatory approval required for the proposed acquisition of ViroPharma may not obtained, or may be obtained subject to conditions that are not anticipated, or another condition to the closing of the proposed acquisition may not be satisfied;

•
ViroPharma may be unable to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners pending the consummation of the proposed acquisition by Shire, or ViroPharma’s business may be disrupted by the proposed acquisition, including increased costs and diversion of management time and resources;

•
difficulties in integrating ViroPharma into Shire may lead to the combined company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all;

and other risks and uncertainties detailed from time to time in Shire’s or ViroPharma’s filings with the U.S. Securities and Exchange Commission, including their respective most recent Annual Reports on Form 10-K.

VIROPHARMA FORWARD - LOOKING STATEMENTS

Statements contained or incorporated by reference in this document contain information that includes or is based on “forward-looking statements”.  These statements include statements regarding planned completion of the offer and the merger.  We have tried, whenever possible, to identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions.  Because these statements reflect our current views concerning future events and are based on a number of assumptions that could ultimately prove inaccurate, these forward-looking statements are subject to risks and uncertainties including, but not limited to: all elements of our financial guidance for 2013, our ability to continue to successfully commercialize our products in the United States and Europe, the timing and results of anticipated events in our clinical development programs, and our ability to identify and execute upon business development opportunities.

Our actual results may vary depending on a variety of factors, including:

•
our ability to continue to identify and retain prophylaxis Cinryze patients in the United States and Europe at the rate we anticipate, the total number of potential prophylaxis Cinryze patients in the United States and Europe and our market share of HAE patients in the United States and Europe;

•	the size of the market, future growth potential and market share for Buccolam and Plenadren in Europe;

•	the availability of sufficient third party payer reimbursement for each of our products in the United States and Europe;

•	fluctuations in wholesaler and SP order patterns and inventory levels;

•
competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze, Buccolam and Plenadren;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Cinryze, Buccolam and Plenadren;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•	the impact of healthcare reform legislation in the United States;

•	actions by the FDA and EMA or other government regulatory agencies;

•
the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulations, Cinryze for antibody mediated rejection, and maribavir for treatment of CMV infections in transplant recipients; and

•	whether we pursue regulatory approval of Plenadren in the United States.

Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, Sanquin, our manufacturer of Cinryze has received observations on Form 483 and a warning letter which require us to continue to meet commitments made to the FDA related to various manufacturing issues. In the event Sanquin fails to meet these commitments, the FDA may take actions that limit our ability to manufacture Cinryze. In the event Sanquin is not able to manufacture the anticipated volume of product at the industrial scale as a result of either FDA requirements, batch failures, variability in batch yields, required maintenance or other causes, we may not be able to satisfy patient demand or build safety stock. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues.

Forward looking statements related to the transaction include: the timing of the filings and approvals relating to the transaction and the expected timing of the completion of the transaction; uncertainties as to the percentage of the ViroPharma’s stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction or may approve the transaction with certain burdensome conditions that may result in a termination of the Merger Agreement; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in the ViroPharma’s filings with the SEC, including the “Risk Factors” sections of the ViroPharma’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by SPHIL and a subsidiary of SPHIL, and the Solicitation/Recommendation Statement to be filed by ViroPharma.  These risks, uncertainties and other factors, individually or in the aggregate, could cause actual results and events to differ materially from those referred to in the forward-looking statements.  All forward-looking statements are based on information currently available to ViroPharma, and ViroPharma assumes no obligation to update any such forward-looking statements.